Exhibit 5.6

Consent of Independent Engineers

We refer to our reports auditing estimates of the conventional natural gas, natural gas liquids and oil reserves attributable to Husky Energy Inc. as of December 31, 2020 and 2019 (the “Reports”).

We hereby consent to the use of and reference to the Reports incorporated by reference in the Registration Statement on Form F-10 of Cenovus Energy Inc. filed with the Securities and Exchange Commission on October 7, 2021 (the “Registration Statement”).

We also consent to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement.

Sincerely,

Sproule Associates Limited

/s/ Cameron P Six
Cameron P Six, P. Eng
Senior Petroleum Engineer

October 7, 2021

Calgary, Alberta, Canada